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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 20, 2002
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

        The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about April 17, 2002.

        SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

        Certain portions of this document including the answers to questions 1, 4, 5, 6, 8, 10, 12, 15, 16 and 23 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH MARCH 15, 2002

        1.    My wife and I are shareholders of Expeditors. In the current issue of Fortune Magazine there is an article about the friction which current circumstances are imposing on the domestic economy. One of the most significant problems, estimated at $50 to $80 billion, is in the need for new logistics in the domestic shipment of goods. As an example, reference is made to the Chemical Security Act currently before Congress which would, if enacted, require more thorough inspections of chemical shipments and detailed documentation of these shipments. While Expeditors has traditionally emphasized international logistics in foreign trade, there is a substantial opportunity in the domestic area which Expeditors ought to exploit. Please call this opportunity and the Fortune Magazine article to the appropriate person at Expeditors.

        One of the fundamental tenants of any successful business is to understand your own capabilities before you try to understand and fill your customers needs. Success in one area of logistics does not in any way imply automatic success in another. International logistics for heavy freight and domestic HAZ-MAT moves are poles apart in terms of the expertise required and resources needed. While we appreciate your being interested in passing on the opportunities as you see them, we have to disagree with you as to the suitability of this kind of business for Expeditors.

        The mere existence of a sizeable market does not always constitute an opportunity. General Custer spied what he thought was an enormous opportunity to gain some personal notoriety and attacked without properly assessing his capabilities. This did result in a certain amount of fame, but it also cost him his life and the lives of many others, as well. In our view, we can't afford to pursue that kind of notoriety—we have no desire to die with our boots on. We would rather provide a valuable service for our customers, make money for our employees, provide a superior return for our shareholders and then go home.

        2.    Do you have any written material you can share or refer me to that will explain the competitive environment in the global logistics industry, including who your major competitors are and how you stack up against them and also what the trends are in terms of acquisitions, strategic partnerships, etc?

        Please ask your broker or other financial adviser to supply you with this information. We have been doing this for 17 months now and to this point have fully or partially answered some 443 questions. While there are other questions about competition that we tackle this month, we wouldn't want to be responsible for supplying the kind of information you are seeking.

        3.    While I see in your policy statement that you do not comment on specific analysts projections, I am baffled by XXXX XXX's projections that your earnings will grow at xx%/year over the next 4-6 years yet your sales will only grow by xx.x%. If, indeed, you think you can grow earnings twice as fast as sales (or considerably faster than sales), please comment on how you plan to do that.

        As you correctly noted, we do not comment on specific analysts projections. The institution that you referenced did not consult with us while making their projection, but that is alright because we would not have told them anything had they tried. Since you must have a relationship of some sort with the company, may we suggest you ask them to provide the basis for their prediction regarding our future performance. Their conclusions are based upon their assumptions and not ours. We don't play this game.

        4.    And speaking of growth, how fast is your industry growing? Is it strictly a function of the growth in the world economy, or are there other factors? I take it you are growing by expanding your market share also. In what areas do you feel you have a competitive advantage? Any areas where you feel you are at a competitive disadvantage?

        We really don't know how fast our industry is growing from a quantifiable standpoint. Further, we are not sure what good we make of the information if we knew it. We made our choice to invest in this sector long ago and there is really nothing much we could do about that decision at this point. We would suggest that you contact one of the analysts employed by a brokerage firm. The sell side analysts are expected to opine on just this sort of stuff.

        As of March 2002, we continue to believe that we are taking market share. We have addressed this question in past 8-K's and we might modestly suggest you look at past editions for further insight.

        As for competitive advantages, the answer is really simple. This is a service business and the service is only as good as the folks providing it. We think our people are our biggest advantage. Our compensation system guarantees that our people are motivated to succeed. We also think that having the same systems running in all offices throughout the world is an advantage that others might envy.

        As far as competitive disadvantages, pardon us if we don't answer that one. One thing we will say is that our culture encourages self-appraisal and rewards corrective action. When we discover a problem, our energy is directed toward implementing a solution rather than concocting an excuse.

        We continue to be amazed at the willingness of the investment community to question us about the mistakes made by members of our "peer group". We recall listening to an acclaimed industry leader's conference call just a few years back as he explained that his then current problems were the inevitable result of reaching one billion in sales. This sage predicted that as the rest of the group reached his volume of business, they too would feel the pain. We are happy to report that we have now been there, but didn't do that. The problems that industry leader faced were the result of numerous self-inflicted wounds, but it was hardly something worthy of study. Most of the problems they have are the result of decisions they made. We have followed a different path.

        5.    January 2002 port data for the ports of Long Beach, Los Angeles and Oakland revealed a weaker January than might have been expected off of strong results during the fourth quarter of 2001. Is Expeditors still seeing the same strength in ocean freight that you recorded in the fourth quarter?

        As far as your comments concerning data from these three California ports, Expeditors is not noticing the same trend. Our year to date data through February 2002 on the Pacific alone shows that we are up substantially on year over year container count. So, as to the second part of your question, subject to seasonal differences, we can say that the strength in ocean freight experienced in the fourth quarter of 2001 has continued into the first quarter of 2002.

        6.    Is management comfortable with current First Call consensus for the first quarter 2002 of $0.39?

        As of right now, we don't have reason to comment one way or the other. However, it is important to keep in mind that you are talking about a first quarter and as we have said in the past, the first quarter always depends on what March brings. At this point we have no firm visibility as to whether March 2002 is going to go out like a lion or a lamb.

        7.    Has Expeditors taken advantage of the recent market conditions to buyback stock under your current authorization?

        No. Is it just us, or are the rest of you also getting tired of this question?

        8.    Are there any particular geographic areas that are either outperforming or underperforming expectations in the first quarter (please quantify)?

        First let us note that you did not set forth your expectations, so we assume you must want comments with respect to our expectations. The Americas is doing quite well against expectations, but we think that you should know that they expected a tough quarter. The Far East also continues to do well. Europe is weaker albeit against lofty expectations.

        9.    Last month, you noted that you share net revenue with selected agents. How do you account for this type of sharing? Do you (1) report only your percent of the applicable net revenue or do you (2) report 100% of the net revenue of the applicable net revenue and deduct the agent's share as an expense on your P&L?

        On an export shipment where Expeditors is the origin office, the amount of destination profit share or sales commission paid out to the independent agent at destination is included as a component of the purchased transportation costs.

        On import shipments where the origin business is handled by an agent, we record only the destination profit share or commission that we receive as gross revenue. In these cases the gross and net revenue are identical.

        In either case, the full cost of the shipment is most likely reflected in the accounts receivable balance. This is another reason why the traditional "days sales outstanding" calculation is not truly meaningful in our business.

        10.  Last month, you indicated that you may need to spend approximately $40 million on information technology during 2002. Can you expand on what aspects of your systems you would like to improve? What is the return period that you target for investments such as these?

        The additional expenditures that we were speaking about were some alternative hardware and software acquisitions that would supplement existing core operations. With another month of thinking about this, we can say that it is unlikely that any more than $15 - 20 million of additional capital expenditures would hit the books in 2002.

11.
Which of your competitors do you most respect and why?

        It might come as a shock to some of our regular readers, but we do have some competitors that we respect. But please forgive us as we decline to endorse or even mention any of them in this forum. Believe it or not, we really don't like to talk about competitors.

        It isn't our job to educate the investing public about our competitors. If we tried, it probably wouldn't be fair to our competitors as we assume they know more about their business models than we do. If you want to know about our competitors, you'll need to ask them. If what they say makes sense, they probably know what they are talking about. If they make you feel confused or uncertain, we would guess they don't.

        12.  In discussions with ocean container shipping contacts we were told that the trends in the first six-seven weeks of 2002 have improved with regards to inbound demand from the US and Europe. Have you been seeing this as well?

        Yes, to some degree. Our ocean inbound into the U.S. and Europe has been stronger year over year in early 2002, but it is our view that this is the result of gains in market share rather than overall market expansion. Europe remains in the doldrums and we expect that this will likely continue for the next few months.

        13.  There have been some reports that February airfreight volumes in Asia are hinting at a recovery. Could you characterize the sequential trends for January and February in terms of airfreight?

        Given that Asia was virtually shut down for the better part of two weeks for the annual Chinese New Year holiday in February, we are surprised that anyone is hinting anything off of February data.

        Around here, January 2002 was a much stronger month than February speaking from an airfreight volume standpoint. February 2002 was not bad, but we make that statement knowing that it was a "Chinese New Year" kind of month. Extrapolating trends off February seems kind of dangerous to us and it is nothing that we would do internally.

        14.  Are you doing an increasing amount of business with some of the larger non asset based players with broad product offerings, but also who cant be all things to all people?

        We think that you didn't mean to ask this question and in any event we are certain that we do not understand it. A "non-asset based player" would by definition be some kind of competitor. We don't do business with our non-asset based competitors.

        15.  Capital expenditures: You hinted at a potential for $120 million in 2002. What kind of return on that capital would you expect to get over time from those investments (compared with your weighted average cost of capital)?

        Let us start by noting again that this is a service business and the primary driver of growth around here is not capital investments of the kind that you are referencing. Investments in human capital drive our growth and ultimately provide the return for all of our investments.

        Looking just to capital expenditures, we believe that the answer depends upon the type of capital assets you're talking about. We believe that we have demonstrated that sound real estate investments in key markets will provide a pretty good return on the invested capital. Our return on total assets is certainly much higher than our return on invested cash right now—by a significant factor.

        16.  How much capacity for growth do you have in each of air and ocean brokerage before you would need to add incremental people?

        We wonder if your question asks about air and ocean brokerage (two items both dealing with brokerage) or air, ocean, and brokerage (three items only one of which relates to brokerage). The first option is certainly literally what you asked, but the second represents the question that we believe would be more typical. We have reached a fork in the road, so we are going to take it.

        There is a seasonality to staffing and the first quarter is the time when there is the least demand for additional staff. However, it is also the time of year when we have the most time to devote to bringing new employees up to speed. So in the first quarter, it is not unusual for departments to be staffing in anticipation of the business to be handled in the months to come. Moving from the first quarter, ocean will be the first to feel the effects of building business volume followed shortly by ocean brokerage. Airfreight builds toward the holiday season with mini peaks toward the end of weeks, months and quarters.

        Staffing is managed at the department/branch level and the amount of excess capacity within the system at any one time is difficult to quantify. From a qualitative standpoint, we think that we can grow pretty substantially in 2002 without having to add a substantial number of additional employees.

        17.  Of your top customers, what percentage of total net revenue do they represent? What was the year-over-year growth rate for this customer segment based on net revenue?

        Our top 100 accounts in 2001 represented approximately 40% of our worldwide net revenue. We believe that the year over year net revenue growth rate on the top 100 clients did not differ significantly from our overall net revenue growth rate of approximately 12%.

        18.  Of Expeditors' top 10 ocean carriers, which carriers have their own logistics service and what impact have these services had on Expeditors business?

        When you are asking about ocean carriers having their own logistics services, we assume that you mean vendor consolidation services. With this clarification, only two of our top ten ocean carriers offer customers this service.

        We think that our ECMS product successfully competes against these service offerings.

        19.  In one of your filings last year, you broke out the net revenue contribution from various business sectors-high-tech, retail, etc. Do you have any sense for whether the mix has changed significantly in 2001?

        The last time we did this exercise was mid December 2000. At that time we said that we had looked at these numbers twice internally over the last five years. We went on to say that the percentage breakdown changed very little over time. Based on a cursory review of our product mix, as compared with the table we published over a year ago, we can again report that nothing much has changed.

	Last report	For 2001
Retail	34%	32%
Computer/Office equipment	27%	27%
Industrial/Electrical Component	21%	25%
Other	18%	16%

        20.  What kind of retirement plan(s) does Expeditors provide for its employees? Could you please discuss how these plan(s) are accounted for in your financial disclosures?

        In the United States, where we have the most employees, we offer a 401-(k) plan with a $1,500 employer match on the first $3,000 contributed by each employee. Expeditors does not allow its employees to buy Expeditors stock with their 401-(k) funds. We have an employee Stock Purchase Plan to encourage employee stock ownership.

        In other locations, we tend to offer whatever retirement plan is required by law. While this is typically some kind of a defined contribution plan, there are a few places where the government requires us to maintain a defined benefit plan of some sort.

        We believe that all of our pension plans are correctly accounted for and retirement liabilities are recorded on our balance sheet where the accounting treatment requires us to do so. All of the disclosures that are required in accordance with GAAP as promulgated in the United States are included with our financial statements.

        21.  In January, the ATA reported that airfreight revenue-ton miles were up 4.9% year-over-year for domestic airfreight and that international airfreight revenue-ton miles were down 12.7% year-over-year. These results seem to indicate a strengthening in airfreight for domestic airfreight and a slowing decline in international airfreight volumes. Was Expeditors January volume consistent with the ATA trends (please quantify if possible)?

        Expeditors' January 2002 global volumes, based on tonnage, were much better than the international ATA figures you cite might cause you to believe. Looking into the particulars, it was a rather mixed bag. We can say that some places were good and others were not. Our Asia tonnage for

January 2002 was actually up over last year, but our air export tonnage from the United States was down significantly.

        22.  You mention in your 2000 annual report "three of our large competitors were gobbled up". Can you tell us which three companies you are referring to and who did the gobbling up?

        The three companies we were referring to were:

        Air Express International, which was purchased by Danzas, AG, a Swiss concern which had previously been gobbled up by Deutsche Post, the German Post office.

        Fritz Companies, the customs broker for Fed Ex, which was surprisingly acquired by UPS.

        Circle International (a.k.a. The Harper Group) was acquired by EGL, Inc., a Houston domestic forwarder that had previously announced an intention to become international.

        How quickly we forget.

        23.  Can you talk about any additional port security measure—there has been a lot of news lately about need to tighten up cargo security at the ports, so I was just wondering, what if any changes that you have noticed. Not sure if same sensitivity in terms of your ability to discuss as the airside.

        Our commitment not to talk about security measures surrounding airfreight operations is reinforced by penalties and fines that could be levied by the Federal Aviation Administration. While penalty avoidance is a good reason, in and of itself, not to comment, we believe that we have an obligation, above and beyond what the minimum legal requirements may be, to not comment publicly about security arrangements and directives. To us, this is just common sense.

        Post September 11, there will be more rather than less security and someone will have to pay for it. We are on record as saying that in the long run we all will. In the short run, nothing has been asked of us that we cannot absorb or pass on. It is our view that we should focus less on the cost and inconvenience of additional security and concentrate on effectiveness. Ineffective security has a much higher long-term cost than does the short-term expense of changed security procedures.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
March 20, 2002	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer
March 20, 2002	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President—Chief Financial Officer and Treasurer

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SELECTED INQUIRIES RECEIVED THROUGH MARCH 15, 2002
SIGNATURES